Exhibit 99.1

Seraph Research Institute and Enochian BioSciences

Publish a Case Report of Complete Remission of

Recurrent Glioblastoma with Innovative Therapy

LOS ANGELES, March 24, 2021 (NASDAQ: ENOB) – Seraph Research Institute (SRI) and Enochian BioSciences, Inc., a company focused on gene-modified cellular and immune therapies in infectious diseases and cancer, today announced that a 36-year old patient with recurrent glioblastoma achieved complete remission for a period of 15 months. The important findings were published today, in the peer-reviewed American Journal of Case Reports https://www.amjcaserep.com/abstract/indexMobile/idArt/931030.

A complete remission response such as this is uncommon for this highly aggressive and deadly form of brain cancer.

In compliance with U.S. Food and Drug Administration guidance, SRI treated the patient with natural killer (NK) and dendritic cells (DC) from a relative who had a partial genetic mismatch. The DCs were loaded with a component of cytomegalovirus that is known to be present in more than 90 percent of glioblastomas.

Enochian BioSciences acquired the intellectual property for an approach that is similar to the one used for this successful clinical outcome. The novel, proprietary strategy includes genetic modification of DCs, potentially increasing the immune response and even more effectively attacking tumors. Enochian BioSciences is actively developing this enhanced immune technology, including proof-of-concept in vivo studies of the potential to clear tumors with a focus on pancreatic cancer. In the U.S. alone, more than 60,000 persons are diagnosed with pancreatic cancer, and more than 48,000 die from the disease each year. The treatment strategy also could be applicable to several solid tumors.

Dr. Anahid Jewett, a renowned tumor immunologist and cell and gene therapy investigator at UCLA who has developed a humanized mouse model of pancreatic cancer, said: “This exciting clinical finding, as well as many other directions for therapy which Enochian BioSciences is currently undertaking to develop related approaches, gives hope for the possibility of effective treatment for pancreatic cancer and other solid tumors in the future.”

About Enochian BioSciences, Inc.

Enochian BioSciences, Inc. is a biopharmaceutical company dedicated to identifying, developing, manufacturing, and commercializing gene-modified cell therapy. The company’s gene-modified cell therapy platform can be applied to multiple indications, including HIV/AIDS and Oncology.

About Seraph Research Institute

Seraph Research Institute is a Los Angeles-based non-profit research institution, which runs basic science, translational and clinical research in pursuit of cures and effective treatments for chronic viral infections, cancers, and genetic disorders.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioSciences most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: ir@enochianbio.com

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